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                                 EXHIBIT 10.1.1

                                   AMENDMENT


         THIS AMENDMENT, made this 16th day of September, 1996, by and among SABRATEK CORPORATION, a Delaware corporation, with offices at 5601 West Howard Street, Niles, Illinois, 60714 ("Sabratek") and AMERICORP FINANCIAL, INC., a Michigan corporation, with offices at 20300 West Twelve Mile Road, Suite 202, Southfield, Michigan 48076 ("AFI"),

         WHEREAS, Sabratek and AFI entered into an agreement dated March 22, 1995 whereby Sabratek engaged AFI to provide leasing services to Sabratek's equipment leasing customers (the "Agreement"); and

         WHEREAS, the parties desire to amend certain terms of the Agreement.

         NOW THEREFORE, in consideration of the mutual promises and the covenants herein contained, the parties, intending to be legally bound, agree to amend Paragraph 5 of the Agreement to read as follows:

         5. Repurchase Obligation. A. The term "Customer" or "customer" shall, for all purposes of this Agreement, include all customers of Sabratek or any of its distributors and the obligations of Sabratek contained in this Agreement, and expressly as contained in Paragraph 5 hereof, shall apply whether AFI has purchased the Equipment from Sabratek or any distributor of such Equipment.

         B. In the event that any customer defaults on a lease agreement between it and AFI, and such default continues for a period of one hundred twenty (120) days, Sabratek shall either (i) purchase the subject lease and equipment at the "Repurchase Price" (as defined below) or (ii) arrange for a substitute lease agreement of comparable value which is reasonably acceptable to AFI, Sabratek's purchase obligation as set forth above shall be satisfied within ten (10) days of written notice of a Customer default from AFI to Sabratek, which notice shall be deemed given five (5) business days following the deposition by AFI of such notice in the United States Mail, postage prepaid, certified mail, return receipt requested, or at Sabratek's option, within sixty (60) days of such written notice, provided that Sabratek pays to AFI all past due lease payments with respect to such defaulted lease within ten
(10) days of written notice of Customer default and pays to AFI all lease payments with respect to such defaulted lease coming due within said sixty (60) day period. The Repurchase Price shall be equal to the total remaining lease payments due under the term of the lease agreement, discounted by the Rule of 78's, plus any related expenses which may be required by applicable law, on the same basis as used by AFI's lender, together with the residual value of the equipment as stated on AFI's books.

         Sabratek's repurchase obligation hereunder is limited to the greater of (a) Three Hundred Thousand ($300,000) or (b) twenty percent (20%) of the outstanding balances (as determined and as provided in this Paragraph) of all outstanding leases of AFI to Customers referred under this Agreement computed from time to time as of the date of each of AFI's notices of default to Sabratek. In any event, the computation of outstanding balances hereunder shall not include, and Sabratek's repurchase obligation shall not apply to, Customers who meet all of the following criteria when the lease agreement is entered into:

         (1) Minimum Positive Retained Earnings of at lease Five Million Dollars ($5,000,000);

         (2)         Positive Net Income for Last Three Years; and

         (3)         Debt of Worth Ratio less than 5 to 1.

         All other terms and conditions of the Agreement as previously executed shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


WITNESS:                                           SABRATEK CORPORATION


                                                   By: /s/ Scott Skooglund
-------------------------                              ------------------------





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                                                   Its: Vice President Finance


                                                   AMERICORP FINANCIAL, INC.


_______________________________                    By: /s/ Thomas X. Dunigan
                                                       ---------------------

                                                   Its: President


This Outstanding Agreement is made part of the Agreement dated March 22, 1995 and amended September 16, 1996 by and between Sabratek Corporation as "Sabratek" and Americorp Financial, Inc. as "AFI".

WHEREAS, Sabratek's repurchase obligation hereunder is limited to the greater of: A. Three Hundred Thousand ($300,000.00); or B. twenty percent (20%) of the outstanding balances of all outstanding leases to customers of Sabratek, and

WHEREAS, AFI agrees that as of September 16, 1996, Sabratek's outstanding "leases" to customers of Sabratek shall be limited to the following transactions:


                                                                                               Repurchase
                                           Original         Remaining        Original          Value as of
                                             Term             Term            Costs           Sept. 16, 1996
                                           --------         --------         -------          --------------
Evocare, Inc.                                  38              38          $104,000.00          $104,000.00
Homecare Management                            36               5             9,313.00             1,746.00
Homecare Management                            36              12             8,985.00             3,853.00
Long Island IV & Nutrition                     36              11             5,408.00             2,270.00
S.N.I. Home Care                               36               9             4,750.00             1,581.00
Discount Pharmacy                              36              36            35,400.00            36,506.25
Fox Chase Center                               30               6            27,000.00             4,752.84
Pharmacy Corp. of America                      36              34            99,000.00            94,892.63
Infusion Therapy Supply                        36               7             8,394.00             2,201.08
                                                                                                -----------
                                                                                                $251,802.80
                                                                                                -----------

All other lease transactions funded by AFI prior to September 16, 1996 and not listed above shall be excluded from the computation of the outstanding lease balances and repurchase obligation.

This Outstanding Agreement shall only apply to transactions funded before September 16, 1996 and at no time thereafter unless amended in writing and signed by both parties.


Sabratek Corporation                          Americorp Financial, Inc.

By: /s/ Scott Skooglund                       By: /s/ Thomas X. Dunigan
    ---------------------                         ---------------------

Its: Vice President Finance                   Its: President




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